Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 21, 2014, by and among LIN Media LLC, a Delaware limited liability company (“Lares”), Media General, Inc., a Virginia corporation (“Mercury”), Mercury New Holdco, Inc., a Virginia corporation (“New Holdco”), and the Persons listed on Schedule A hereto (collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Shareholder is the record and a “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the Lares Class A Shares, Lares Class B Shares, and Lares Class C Shares (the “Lares Common Shares”) set forth opposite such Shareholder’s name or otherwise disclosed on Schedule A attached hereto (all such Lares Common Shares, the “Owned Shares”, and together with any Lares Common Shares over which a Shareholder acquires record or beneficial ownership after the date hereof, the Shareholder’s “Subject Shares”);

WHEREAS, concurrently herewith, Mercury, New Holdco, Mercury Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 1”), Mercury Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New Holdco (“Merger Sub 2”), and Lares are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Mercury and Lares wish to effect a strategic business combination by means of (a) a merger of Merger Sub 1 with and into Mercury (the “First Merger”), with Mercury being the surviving company in the First Merger, and (b) a merger of Merger Sub 2 with and into Lares (the “Second Merger”, and together with the First Merger, the “Mergers”, and the effective time of the Second Merger, the “Second Merger Effective Time”), with Lares being the surviving limited liability company in the Second Merger;

WHEREAS, the affirmative vote of (a) holders of a majority of the votes entitled to be cast by the holders of the outstanding Lares Class A Shares and the holders of the outstanding Lares Class C Shares, voting together as a single class, and (b) the holders of a majority of the outstanding Lares Class B Shares, voting as a single class, are the only votes of the holders of any class or series of Lares’ limited liability company interests necessary to approve and adopt the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, at the Second Merger Effective Time, each Lares Common Share issued and outstanding immediately prior to the Second Merger Effective Time, other than any Lares Cancelled Shares and Lares Dissenting Shares, shall automatically be converted, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in the Merger Agreement, into the right to receive either the Cash Election Consideration or the Stock Election Consideration, subject to pro ration as provided in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Mercury to enter into the Merger Agreement, and as inducement and in consideration therefor, Mercury has required that the Shareholders agree, and the Shareholders have agreed, in their capacity as Shareholders of Lares, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Defined Terms. For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2 Other Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, neither Lares nor Mercury shall be deemed to be an Affiliate of any Shareholder.

(b) “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Regulation 13D-G thereunder.

(c) “New Holdco Board” means the Board of Directors of New Holdco after the Second Merger Effective Time.

(d) “New Holdco Common Stock” means the Voting Common Stock, no par value, and the Non-Voting Common Stock, no par value, of New Holdco, and shall also be deemed to refer to any securities of any kind whatsoever which may be issued in respect thereof, or in exchange therefor, pursuant to any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

(e) “Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

(f) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(g) “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Second Merger Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms.

(h) “Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or limited liability company interests or any interest in any capital stock or limited liability company interests or (ii) in respect of any capital stock or limited liability company interests or interest in any capital stock or limited liability company interests, to enter into any swap or other agreement, transaction or series of transactions, in each case that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, the capital stock or limited liability company interests of Lares or New Holdco, as applicable, and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock or limited liability company interest or interest in capital stock or limited liability company interest, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that no Transfer shall be deemed to have occurred as a result of the entry into, modification of or existence of any bona fide pledge of capital stock or limited liability company interest in connection with a secured borrowing transaction, the pledgee with respect to which is a financial institution in the business of engaging in secured lending and similar transactions and which has entered into such transaction in the ordinary course of business, or any foreclosure under any such pledge.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote.

(a) Each Shareholder hereby agrees that during the Voting Period, at any meeting of the shareholders of Lares, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Lares or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of Lares is sought with respect to the matters described in this Section 2.1, each Shareholder shall vote (or cause to be voted), or execute consents with respect to, as applicable, all of the Subject Shares owned by such Shareholder as of the applicable record date (x) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Second Merger, and (y) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below, whether such vote or consent is required or requested pursuant to applicable Law or otherwise:

(i) any Acquisition Proposal with respect to Lares or any other merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Lares or any other business combination involving Lares or any of its Subsidiaries or any merger agreement or other definitive agreement with respect to any of the foregoing, in each case, other than the Second Merger and the other transactions contemplated by the Merger Agreement and other than the Merger Agreement;

(ii) any action or proposal to amend the Lares Organizational Documents;

(iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Lares contained in the Merger Agreement or of such Shareholder contained in this Agreement; and

(iv) any action, proposal, transaction or agreement involving Lares or any of its Subsidiaries that is intended or would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the Second Merger or the other transactions contemplated by the Merger Agreement.

(b) With respect to any meeting of the shareholders of Lares held during the Voting Period, each Shareholder shall, or shall cause the holder of record of its Subject Shares on any applicable record date to, appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent.

SECTION 2.2 Grant of Irrevocable Proxy. Each Shareholder hereby irrevocably appoints Mercury and any of its respective designees, and each of them individually, as such Shareholder’s proxy, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to such Shareholder’s Subject Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1 (the “Proxy Matters”). This proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of its Subject Shares that is inconsistent with Section 2.1 or this Section 2.2. It is expressly agreed that the proxy granted herein shall survive beyond the eleventh month after the date hereof to the extent the Voting Period is still in effect.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder with regard to such Shareholder’s Subject Shares in respect of the Proxy Matters, and such Shareholder acknowledges that the proxy constitutes an inducement for Mercury to enter into the Merger Agreement. The proxy granted by each Shareholder is a durable proxy and shall survive the bankruptcy, dissolution, death or incapacity of such Shareholder. The proxy granted hereunder shall terminate only upon the expiration of the Voting Period.

SECTION 2.4 Certain Shares. The 5,400 restricted Lares Class A Shares referenced on Schedule A attached hereto and held by John R. Muse shall not be subject to any of the provisions of this Article II.

ARTICLE III
pre-closing COVENANTS

SECTION 3.1 Restriction on Transferring Subject Securities.

(a) Each Shareholder agrees that such Shareholder shall not, during the Voting Period, Transfer, or cause or permit the Transfer of, any or all of such Shareholder’s Subject Shares, or any voting rights with respect thereto.

(b) The restrictions set forth in Section 3.1(a) shall not apply to:

(i) the Transfer of a Shareholder’s Subject Shares pursuant to the Second Merger;

(ii) any Transfer by any Shareholder of any or all of such Shareholder’s Subject Shares that is approved in writing by Mercury;

(iii) any Transfer by any Shareholder of any or all of such Shareholder’s Subject Shares either (x) in transactions that would be consistent with the requirements of Rule 144(e) and Rule 144(f) under the Securities Act or (y) to the limited or general partners of such Shareholder in full or partial liquidation of such Shareholder in accordance with the applicable provisions of the governing documents of such Shareholder, so long as the aggregate number of Subject Shares Transferred under this Section 3.1(b)(iii) does not exceed 3,000,000;

(iv) any Transfer by any Shareholder of any or all of such Shareholder’s Subject Shares to one or more investment funds that are Affiliates of such Shareholder; provided that (x) if any such investment fund is not already a Shareholder hereunder, such investment fund shall concurrently with such Transfer execute a customary joinder in form and substance reasonably satisfactory to Mercury agreeing to be a “Shareholder” hereunder, and (y) the transferring Shareholder shall be responsible for such transferee’s (and its direct or indirect subsequent transferees’) performance of its (or their) obligations as a Shareholder under this Section 3.1; or

(v) the 5,400 restricted Lares Class A Shares referenced on Schedule A attached hereto held by John R. Muse.

(c) Each Shareholder agrees with, and covenants to, New Holdco and Mercury that such Shareholder shall not request that Lares register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Shareholder’s Subject Shares, unless such Transfer is made in compliance with this Agreement.

(d) Any Transfer or attempted Transfer of Subject Shares or voting rights with respect thereto in violation of Section 3.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and Lares shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Lares.

SECTION 3.2 No Shop Obligations of Each Shareholder.

(a) Each Shareholder shall, and each Shareholder shall cause each of its Representatives to, immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Lares. Each Shareholder agrees that, during the Voting Period, such Shareholder shall not, and such Shareholder shall use its reasonable best efforts to cause its Representatives acting on its behalf not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Lares or Acquisition Inquiry with respect to Lares, (ii) furnish any non-public information regarding Lares or any of its Subsidiaries (or such Shareholder’s Subject Shares, or any interest therein) to any Person who has made an Acquisition Proposal with respect to Lares or Acquisition Inquiry with respect to Lares, (iii) engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Lares or Acquisition Inquiry with respect to Lares (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted), or (iv) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to Lares (“Restricted Activities”). A Shareholder shall promptly notify Mercury and Lares orally and in writing of any such Acquisition Proposal or Acquisition Inquiry received by the Shareholder (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all modifications thereto).

(b) Notwithstanding the foregoing, solely to the extent that Lares is permitted to engage in any Restricted Activities pursuant to Section 6.10(c) of the Merger Agreement, each Shareholder and its Representatives may participate in such Restricted Activities, provided that (i) such Shareholder has not breached this Section 3.2 and (ii) such action by such Shareholder and its Representatives would be permitted to be taken by Lares pursuant to Section 6.10(b) or Section 6.10(c) of the Merger Agreement.

SECTION 3.3 No Conversion of Lares Common Shares. Except in connection with Transfers permitted under Section 3.1(b)(ii) or Section 3.1(b)(iii), each Shareholder agrees that, without the prior written consent of Mercury, such Shareholder shall not, during the Voting Period, convert, or permit or cause to be converted, (a) any Lares Class B Shares held of record or beneficially owned by such Shareholder into Lares Class A Shares or Lares Class C Shares, or (b) any Lares Class C Shares held of record or beneficially owned by such Shareholder into Lares Class A Shares. Except in connection with Transfers permitted under Section 3.1(b)(ii) or Section 3.1(b)(iii), each Shareholder agrees with, and covenants to, New Holdco and Mercury that such Shareholder shall not request that Lares register the conversion (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Lares Class B Shares held of record or beneficially owned by such Shareholder into Lares Class A Shares or Lares Class C Shares, or (b) any Lares Class C Shares Subject Shares into Lares Class A Shares. Any conversion of Lares Class B Shares or Lares Class C Shares in violation of this Section 3.3 shall, to the fullest extent permitted by Law, be null and void ab initio, and Lares shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported conversion on the share register of Lares.

ARTICLE IV

POST-CLOSING covenants

SECTION 4.1 Restriction on Transfers of New Holdco Common Stock.

(a) Each Shareholder agrees that, from and after the Closing Date, such Shareholder shall not Transfer, or cause or permit the Transfer of, any or all of the shares of New Holdco Common Stock held of record or beneficially owned by such Shareholder, or any voting rights with respect thereto.

(b) The restrictions set forth in Section 4.1(a) shall not apply to:

(i) any Transfer by any Shareholder of any or all of such Shareholder’s shares of New Holdco Common Stock that is approved in writing by New Holdco;

(ii) any Transfer (A) solely to tender any or all of the shares of New Holdco Common Stock held by such Shareholder into a tender or exchange offer to purchase shares of New Holdco Common Stock by any Person or Group, or (B) in connection with any merger, consolidation, share exchange, liquidation, dissolution or similar transaction, provided that, in the case of clause (A), such tender or exchange offer has been approved or recommended by the New Holdco Board or the New Holdco Board has expressed no opinion or remains neutral, or is unable to take a position, with respect to such tender or exchange offer, or, in the case of clause (B), such merger or similar transaction has been approved or recommended by the New Holdco Board;

(iii) any Transfer by any Shareholder of any or all of such Shareholder’s shares of New Holdco Common Stock to one or more investment funds that are Affiliates of such Shareholder; provided that (x) if any such investment fund is not already a Shareholder hereunder, such investment fund shall concurrently with such Transfer execute a customary joinder in form and substance reasonably satisfactory to Mercury agreeing to be a “Shareholder” hereunder, and (y) the transferring Shareholder shall be responsible for such transferee’s (and its direct or indirect subsequent transferees’) performance of its (or their) obligations as a Shareholder under this Section 4.1;

(iv) any Transfer by any Shareholder of any or all of such Shareholder’s shares of New Holdco Common Stock at any time at which such Shareholder and its Affiliates, together beneficially own less than five percent (5%) of the issued and outstanding shares of New Holdco Common Stock;

(v) any Transfer by any Shareholder to the limited or general partners of such Shareholder in full or partial liquidation of such Shareholder in accordance with the applicable provisions of the governing documents of such Shareholder; or

(vi) If John R. Muse is not a director of New Holdco at the time of the Transfer, any Transfer by a Shareholder in transactions that would be consistent with the requirements of Rule 144(e) and Rule 144(f) under the Securities Act, treating all Shareholders as Affiliates of New Holdco at the time of such transaction, whether or not such Shareholders are Affiliates of New Holdco at the time of such transaction.

(c) Transfers in Violation. Any Transfer or attempted Transfer of shares of New Holdco Stock in violation of this Section 4.1 shall, to the fullest extent permitted by Law, be null and void ab initio.

SECTION 4.2 Restrictive Legend. Certificates representing the shares of New Holdco Common Stock held by each Shareholder shall bear the following legend (unless such Shareholder and its Affiliates, together, beneficially own less than five percent (5%) of the issued and outstanding shares of New Holdco Common Stock):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AND SUPPORT AGREEMENT AMONG THE OWNER OF SUCH SECURITIES, [MERCURY NEW HOLDCO, INC.] AND CERTAIN OTHER PARTIES THERETO THAT MATERIALLY RESTRICTS THE TRANSFERABILITY OF THE SECURITIES. A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF [MERCURY NEW HOLDCO, INC].”

In addition, with respect to any shares of New Holdco Common Stock held by each Shareholder in book-entry form, a notation comparable to the foregoing legend shall be reflected on the books and records of New Holdco and its transfer agent (unless such Shareholder and its Affiliates, together, beneficially own less than five percent (5%) of the issued and outstanding shares of New Holdco Common Stock).

SECTION 4.3 Certain Restrictions. Each Shareholder shall not:

(a) form, join or in any way participate in a Group (other than a Group consisting solely of the Shareholder and its Affiliates or the entities and individuals included in the Schedule 13D, as amended, currently filed by the Shareholders and others with respect to Lares), with respect to any shares of New Holdco Common Stock;

(b) make, or in any way participate (other than voting New Holdco Common Stock) or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote, or call, or seek to call, a meeting of the shareholders of New Holdco or initiate any shareholder proposal for action by shareholders of New Holdco; or

(c) publicly disclose any intention, plan, proposal or arrangement prohibited by, or inconsistent with, the foregoing or advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing (provided that Section 4.3(b) and this Section 4.3(c) shall in no way limit the activities of John R. Muse taken in solely in his capacity as a director of New Holdco).

ARTICLE V
GENERAL COVENANTS

SECTION 5.1 General Covenants. Each Shareholder agrees that such Shareholder shall not:

(a) enter into any agreement, commitment, letter of intent, agreement in principle or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, such Shareholder’s covenants and obligations under this Agreement; or

(b) take any action that restricts or otherwise adversely affects such Shareholder’s legal power, authority and right to comply with and perform such Shareholder’s covenants and obligations under this Agreement.

SECTION 5.2 Cooperation. Each Shareholder shall reasonably cooperate with Lares and Mercury in connection with Lares and Mercury’s efforts to make any necessary filings and submissions with, and obtain any necessary consents, approvals, waivers and authorizations of, and actions or nonactions by, any Governmental Entity or any third party necessary to be made in connection with the transactions contemplated by the Merger Agreement, and shall provide to Lares and/or Mercury reasonably promptly any information regarding such Shareholder and its Affiliates as shall be reasonably requested by Lares or Mercury in connection with such efforts. Each Shareholder shall make as promptly as practicable all necessary filings and submissions required to be made by it with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement.

SECTION 5.3 Payment of Cash Election Consideration. Mercury and New Holdco shall cause the Exchange Agent to pay to each Shareholder the Cash Election Consideration owing to such Shareholder for Lares Common Shares with respect to which a Cash Election is properly made, and not revoked, and the exchange procedures determined by Mercury, New Holdco and the Exchange Agent have been completed in accordance with the Merger Agreement, by wire transfer of immediately available funds promptly following (but no later than the next Business Day after) the later of the Second Merger Effective Time or completion of such procedures, to the account or accounts designated in writing by such Shareholder to Mercury and the Exchange Agent. No later than ten (10) Business Days before the Second Merger Effective Time, Mercury and New Holdco shall provide, or cause the Exchange Agent to provide, to each Shareholder the Lares Letter of Transmittal and all other documentation and instructions necessary for the Shareholder to complete the exchange procedures and receive such payment promptly following the Second Merger Effective Time.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE Shareholders

Each Shareholder hereby represents and warrants to Lares and Mercury as follows:

SECTION 6.1 Authorization. Such Shareholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

SECTION 6.2 Ownership of Subject Shares. As of the date hereof, such Shareholder does not own, beneficially or of record, any Lares Common Shares or any other securities of Lares other than such Shareholder’s Owned Shares listed opposite such Shareholder’s name or otherwise disclosed on Schedule A attached hereto. As of the date hereof, such Shareholder is the sole record and a beneficial owner of all of such Shareholder’s Owned Shares, free and clear of all Liens of every nature whatsoever (including any restriction on the right to vote or otherwise transfer such Owned Shares), except as provided under this Agreement or pursuant to any applicable restrictions on transfer under the Securities Act and, as to the Lares Class A shares that are subject to forfeiture, except as provided in the applicable benefit plans and award agreements.

SECTION 6.3 Power to Dispose of Shares. Such Shareholder has the voting power, the power to issue instructions with respect to the matters set forth in this Agreement, the power of disposition with respect to dispositions contemplated by this Agreement, and the power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and, as to the Lares Class A shares that are subject to forfeiture, except as provided in the applicable benefit plans and award agreements. Any proxies granted by such Shareholder in respect of any or all of its Owned Shares prior to and including the date hereof (except as set forth herein) in respect of the Proxy Matters have been revoked.

SECTION 6.4 No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), except for any filing required under Section 13 or 16 under the Exchange Act, and except for all necessary filings and submissions required to be made by a Shareholder with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement, (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person (other than such approvals of such Shareholder’s Affiliates as have been obtained on or prior to the date hereof) is necessary for the execution of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by such Shareholder, or the consummation by such Shareholder of the transactions contemplated by this Agreement or compliance by such Shareholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents, if applicable, of such Shareholder, (ii) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, permit, agreement, commitment, arrangement, understanding, or other obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its Subject Shares are bound, or (iii) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Shareholder, except for in each case under clauses (i) and (ii) as would not impair such Shareholder’s ability to perform its obligations under this Agreement.

SECTION 6.5 Transaction Fee. Except as otherwise disclosed by such Shareholder to Mercury in writing prior to the date of this Agreement, such Shareholder and its Affiliates have not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the transactions contemplated by this Agreement.

SECTION 6.6 Acknowledgement. Such Shareholder understands and acknowledges that each of New Holdco, Mercury, Merger Sub 1 and Merger Sub 2 is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE VII
representations and warranties of Mercury and New holdco

Each of Mercury and New Holdco hereby represents and warrants to the Shareholders as follows:

SECTION 7.1 Authorization. Mercury and New Holdco have all necessary legal capacity, corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Mercury and New Holdco and, assuming it has been duly and validly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Mercury and New Holdco, enforceable against each in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

SECTION 7.2 No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution of this Agreement by Mercury and New Holdco and the performance by Mercury and New Holdco of their respective obligations hereunder, and (y) none of the execution and delivery of this Agreement by Mercury and New Holdco, or the consummation by Mercury and New Holdco of the transactions contemplated by this Agreement or compliance by Mercury and New Holdco with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents of Mercury and New Holdco, (ii) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any of the terms, conditions or provisions of any note, contract, lease, license, permit, agreement, commitment, arrangement, understanding, mortgage, bond, indenture, or other obligation of any kind to which Mercury or New Holdco is a party or by which Mercury or New Holdco or any of their respective properties is bound; or (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Mercury or New Holdco or any of their respective properties, except for in each case under clauses (i) through (iii) as would not impair the ability of such party to perform its obligations under this Agreement.

ARTICLE VIII
termination

SECTION 8.1 This Agreement and all obligations of the parties hereunder shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms. Article II and Article III of this Agreement shall automatically terminate upon the Second Merger Effective Time; and, except as set forth below, all other terms of this Agreement shall automatically terminate at such time after the Closing Date as the Shareholders and their Affiliates cease, in the aggregate, to beneficially own any issued and outstanding shares of New Holdco Common Stock. Upon the termination of this Agreement, none of the parties hereto shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, however, that Sections 9.2, and 9.6 through 9.13 shall survive termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any party from any liability, or prevent any party from seeking any remedies (at law or in equity) against any other party, for that party’s breach of any of its representations, warranties, covenants or obligations under this Agreement prior such termination.

ARTICLE IX
miscellaneous

SECTION 9.1 No Agreement as Director or Officer. Notwithstanding any provision of this Agreement to the contrary, the Shareholders have entered into this Agreement in their capacity as shareholders of Lares, and nothing in this Agreement shall limit, restrict or otherwise affect John R. Muse in his capacity as a director or officer of Lares from acting in such capacity or voting in such capacity in his sole discretion on any matter, including in exercising rights under the Merger Agreement.

SECTION 9.2 Publication. Each Shareholder hereby consents to and authorizes New Holdco, Mercury and/or Lares to publish and disclose in any and all applicable filings with the SEC, the FCC or any other Governmental Entity, and any other announcements, disclosures or filings required by applicable Law such Shareholder’s identity and ownership of Lares Common Shares and the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the Merger Agreement.

SECTION 9.3 Amendments, Waivers, etc. This Agreement may be amended by an instrument in writing signed on behalf of Mercury and each of the Shareholders that would be bound by such amendment. Any agreement on the part of any party hereto to any waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 9.4 Enforcement of Agreement; Specific Performance. The Shareholders acknowledge and agree that Mercury would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any Shareholder could not be adequately compensated by monetary damages alone and that Mercury would not have any adequate remedy at law. Accordingly, each of Mercury and New Holdco shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The Shareholders further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. Each Shareholder hereby expressly further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each Shareholder agrees that Mercury’s initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, Mercury may seek alternative remedies, including damages in the same or another proceeding.

SECTION 9.5 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or if sent via facsimile (with confirmation via express courier utilizing next-day service), (ii) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     If to Mercury, addressed to it at:

c/o Media General, Inc.
333 E. Franklin Street
Attention: Andrew C. Carington, Esq., General Counsel
Facsimile: (804) 887-7021

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:     Philip Richter, Esq.
                      Abigail Bomba, Esq.
Facsimile:     (212) 859-4000

(b)     If to Lares, addressed to it at:

c/o LIN Media LLC
One West Exchange Street, Suite 5A
Providence, Rhode Island 02903
Attention: Denise M. Parent, Office of General Counsel
Facsimile: (401) 454-2817

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
Attention:     Glenn D. West, Esq.
                       James R. Griffin, Esq.
Facsimile:     (214) 746-7777

(c)     If to any Shareholder, addressed to it at:

2100 McKinney Avenue, Suite 1600

Dallas, TX 75201

Attention:      John R. Muse

David W. Knickel

Facsimile:       (214) 720-7888

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

3700 Trammell Crow Center
2001 Ross Avenue

Dallas, TX 75201

Attention:      Michael D. Wortley, Esq.

                        Robert L. Kimball, Esq.

Facsimile:      (214) 999-7860

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 9.6 Headings; Titles. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement, and any documents delivered by the parties in connection herewith), constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

SECTION 9.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties; provided that Mercury and New Holdco may assign their respective rights, interests or obligations hereunder to one or more of its Subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of New Holdco, Mercury, Lares and their respective successors and assigns and shall be binding upon the Shareholders and the Shareholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of New Holdco, Lares and Mercury, their respective successors and assigns and, in the case of the Shareholders, the Shareholders’ successors, assigns, heirs, executors and administrators but, in the case of the Shareholders, excluding any transferees of New Holdco Common Stock pursuant to Section 4.1(b) other than John R. Muse) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each of the Shareholders, Mercury and New Holdco shall take any further action and execute any other instruments as may be reasonably requested by the other parties to this Agreement to effectuate the intent of this Agreement.

SECTION 9.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

SECTION 9.11 Governing Law and Consent to Jurisdiction. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Eastern District of Virginia (or, if that court does not have jurisdiction, the Circuit Court for the City of Richmond, Virginia), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.5 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.12 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

SECTION 9.13 Liability. The rights and obligations of each of the Shareholders under this Agreement shall be several and not joint. All references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of an Shareholder’s failure to perform its obligations hereunder, Mercury agrees that no Shareholder (in its capacity as a Shareholder of Lares) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by Lares of the Merger Agreement, and that Lares shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Shareholder’s failure to perform its obligations hereunder.

(Signature page follows)

IN WITNESS WHEREOF, Mercury, New Holdco, Lares and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

MEDIA GENERAL, INC

By:	/s/ James F. Woodward
Name:	James F. Woodward
Title:	Senior Vice President and Chief Financial Officer

.

MERCURY NEW HOLDCO, INC.

By:	/s/ James F. Woodward
Name:	James F. Woodward
Title:	Treasurer

Signature Page to Voting and Support Agreement (HMC)

IN WITNESS WHEREOF, Mercury, New Holdco, Lares and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

LIN MEDIA LLC

By:	/s/ Richard J. Schmaeling
Name:	Richard J. Schmaeling
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Voting and Support Agreement (HMC)

IN WITNESS WHEREOF, Mercury, New Holdco, Lares and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

Shareholders:

HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.

By:     HM3/GP Partners, L.P.,

its general partner

By:     Hicks, Muse GP Partners III, L.P.,

its general partner

By:     Hicks Muse Fund III Incorporated,

its general partner

By:      /s/ David W. Knickel

David W. Knickel

Vice President and Chief Financial Officer

HM3 COINVESTORS, L.P.

By:     Hicks Muse GP Partners III, L.P.,

its general partner

By:     Hicks Muse Fund III Incorporated,

its general partner

By:      /s/ David W. Knickel

David W. Knickel

Vice President and Chief Financial Officer

Signature Page to Voting and Support Agreement (HMC)

HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.

By:     HM4 Partners, L.P.,

its general partner

By:     Hicks, Muse GP Partners L.A., L.P.,

its general partner

By:     Hicks, Muse Latin America Fund I Incorporated,

its general partner

By:      /s/ David W. Knickel

David W. Knickel

Vice President and Chief Financial Officer

HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.

By:     HM4 Partners, L.P.,

its general partner

By:     Hicks, Muse GP Partners L.A., L.P.,

its general partner

By:     Hicks, Muse Latin America Fund I Incorporated,

its general partner

By:      /s/ David W. Knickel

David W. Knickel

Vice President and Chief Financial Officer

HM4-EQ COINVESTORS, L.P.

By:     Hicks, Muse GP Partners IV, L.P.,

its general partner

By:     Hicks, Muse Fund IV, LLC,

its general partner

By:      /s/ David W. Knickel

David W. Knickel

Vice President and Chief Financial Officer

Signature Page to Voting and Support Agreement (HMC)

HICKS, MUSE & CO. PARTNERS, L.P.

By:     HM Partners Inc.,

its general partner

By:      /s/ David W. Knickel

David W. Knickel

Vice President and Chief Financial Officer

MUSE FAMILY ENTERPRISES, LTD.

By:     JRM Management Company, LLC,

its general partner

By:      /s/ John R. Muse

John R. Muse

President

JRM INTERIM INVESTORS, L.P.

By:     JRM Management Company, LLC,

its general partner

By:      /s/ John R. Muse

John R. Muse

President

JOHN R. MUSE

/s/ John R. Muse

Signature Page to Voting and Support Agreement (HMC)

Schedule A

Ownership of Lares Common Shares1

Shareholder	Lares Class A Common Shares	Lares Class B Common Shares[2]	Lares Class C Common Shares
Hicks, Muse, Tate & Furst Equity Fund III, L.P.	0	16,195,611	1
HM3 Coinvestors, L.P.	0	211,787	0
Hicks, Muse, Tate & Furst Equity Fund IV, L.P.	0	4,193,504	0
Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P.	0	28,207	0
HM4-EQ Coinvestors, L.P.	0	65,079	0
Hicks, Muse & Co. Partners, L.P.	0	114,586	0
Muse Family Enterprises, Ltd.	0	1,255	0
JRM Interim Investors, L.P.	0	9,013	0
John R. Muse[3]	5,400[4]	57,283	0

1          The Shareholders jointly file a beneficial ownership report on Schedule 13D and may be deemed a group with beneficial ownership of shares held by other Shareholders in the group as and to the extent set forth in the Schedule 13D.

2          Each Class B Common Share may be converted at the option of the holder into a Class A Common Share or a Class C Common Share at any time, subject to the receipt of all requisite regulatory approvals and certain other conditions. Each Class C Common Share converts automatically into a Class A Common Share on the date that a majority of the shares of Class B common stock of LIN TV Corp. that were outstanding on May 1, 2002 (also treating, for this purpose, the Class B Common Shares as shares of Class B common stock of LIN TV Corp.) shall have been converted into shares of Class B common stock of LIN TV Corp. or Class A Common Shares. Accordingly, each Shareholder listed on this Schedule A has beneficial ownership over the number of Class A Common Shares equal to the number of Class B Common Shares and Class C Common Shares beneficially owned by such Shareholder. Accordingly, each Shareholder listed on this Schedule A has beneficial ownership over the number of Class C Common Shares equal to the number of Class B Common Shares beneficially owned by such Shareholder.

3          In addition to Mr. Muse’s shares owned of record, Mr. Muse is also the beneficial owner of all other shares listed in this Schedule A.

4          Mr. Muse holds 5,400 restricted Class A Common Shares, which vest over three years, with 25% of the shares vesting on the first and second anniversary of the grant date (which was September 10, 2013) and 50% of the shares vesting on the third anniversary of the date of grant. In addition, Mr. Muse has an option to purchase 100,000 Class A Common Shares, which vest over three years, with 25% of the option vesting on the first and second anniversary of the grant date (which was September 8, 2012) and 50% of the option vesting on the third anniversary of the grant date. As a result, Mr. Muse beneficially owns 25% of the shares subject to the option.

Schedule A